Exhibit 99.1

Newmont Announces Two New Board Members

DENVER, October 28, 2015 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or “the Company”) announced the election of Greg Boyce and Julio Quintana to its Board of Directors.

Greg Boyce brings extensive operations and global mining experience to Newmont’s Board. He is currently Executive Chairman of Peabody Energy, where he served as Chief Executive Officer from 2006 to 2015 and as Chief Operating Officer from 2003 to 2006. Mr. Boyce’s other leadership roles included Chief Executive Officer, Energy for Rio Tinto; President and Chief Executive Officer of Kennecott Energy Company; and President of Kennecott Minerals Company. Mr. Boyce holds a Bachelor of Science degree in mining engineering from the University of Arizona and an Advanced Management Program degree from Harvard University’s Graduate School of Business. He is Chairman of the Coal Industry Advisory Board of the International Energy Agency and former Chairman of the National Mining Association. Mr. Boyce serves on the Board of Directors of the US-China Business Council, and is a member of The Business Council, Business Roundtable and the National Coal Council. He is also a member of the Marathon Oil Corporation and Monsanto Company Boards.

Julio Quintana’s extensive operations and exploration experience includes several senior executive roles with multinational drilling and exploration companies. He served as President and Chief Executive Officer of Tesco Corporation – an oilfields drilling, technology and services company – from 2005 to 2014, and was Tesco’s Chief Operating Officer from 2004 to 2005. Mr. Quintana’s other leadership roles include Vice President of Integrated Project Management, Vice President of Exploitation, and Vice President of Marketing for Schlumberger Technology Corporation. He began his career at Unocal Corporation, a global petroleum exploration company, where he spent nearly 20 years working in engineering and leadership roles. Mr. Quintana holds a Bachelor of Science degree in mechanical engineering from the University of Southern California, Los Angeles. He currently serves on the Board of SM Energy and is a former member of the Tesco Board.

“We are honored to welcome Greg and Julio to our Board as valued advisors and acknowledged extractive industry leaders. Their experience will build on the deep and diverse expertise of our current Board of Directors, and I look forward to working with them to deliver our strategy to lead the gold sector in value creation,” said Gary Goldberg, President and Chief Executive Officer.

About Newmont

Newmont is a leading gold and copper producer. The Company employs approximately 27,000 employees and contractors, with the majority working at managed operations in the United States, Australia, Ghana, Peru, Indonesia and Suriname. Newmont is the only gold producer listed in the S&P 500 index and in 2007 became the first named to the Dow Jones Sustainability World Index. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

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NEW BOARD DIRECTORS	1	NEWS RELEASE

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Investor Contact
Meredith Bandy	303-837-5143	meredith.bandy@newmont.com

NEW BOARD DIRECTORS	2	NEWS RELEASE